UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
November 12, 2007

INTEGRATED ELECTRICAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13783	76-0542208

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1800 West Loop South, Suite 500
Houston, Texas	77027

(Address of principal	(Zip Code)
executive offices)

Registrant's telephone number, including area code: (713) 860-1500

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On November 12, 2007, the Human Resources and Compensation Committee (the "Committee") of the Board of Directors of Integrated Electrical Services, Inc. (the "Company") approved the Long Term Incentive Plan for Fiscal 2008 (the "Long Term Incentive Plan"). Pursuant to the terms of the Long Term Incentive Plan the Committee approved the grant of restricted stock awards (the "Restricted Stock Awards") pursuant to the Company's 2006 Equity Incentive Plan, as amended and restated (the "Plan") to the Chief Executive Officer and President Michael J. Caliel, Senior Vice President and Chief Financial Officer Randy Guba, Senior Vice President-Law, General Counsel and Secretary Curt L. Warnock, Senior Vice President-Human Resources Robert B. Callahan and several additional individuals.  Messrs. Caliel, Guba, Warnock and Callahan received 18,500, 11,000, 6,100 and 5,300 shares, respectively, as well as a total of 37,900 shares were received by additional individuals. These shares vest at the end of the three- year period commencing November 12, 2007. The Committee also granted Messrs. Caliel, Guba, Warnock and Callahan phantom share awards (the "Phantom Share Awards") under the Plan in the target amount of 18,500, 11,000, 6,100 and 5,300, respectively, with additional individuals receiving 37,900 Phantom Share Awards. These awards are subject to the attainment by the Company of target earnings per share over the time period from October 1, 2007 through September 30, 2009. It is anticipated that the earnings per share targets, which are derived from the Company's operating plan, a proprietary internal document which outlines the Company's operational strategies for competing in the electrical contracting industry, will be difficult to achieve in light of the Company's recent negative earnings history as well as the anticipated difficult 2008-2009 operating climate. The disclosure of the actual target amounts would also effectively be giving earnings guidance which the Company does not do. Failure to meet a minimum threshold of 75 percent of the amount of earnings would result in no payment and exceeding the target would result in up to 200 percent payment. Payment of the Phantom Share Awards would be in the form of an equal amount of shares of Restricted Stock with the restrictions lapsing on September 30, 2010.

Also on November 12, 2007, the Committee approved the Fiscal Year 2008 Annual Management Incentive Plan (the "Management Incentive Plan"). The Management Incentive Plan provides an incentive compensation pool for certain key employees and officers of the Company based on the Company's achievement of its annual operating income and cash flow targets. These targets are developed as an integral part of the Company's operating plan discussed above.

Pursuant to the Management Incentive Plan, Messrs. Caliel, Guba, Warnock and Callahan are eligible to receive target payout of 100 percent, 75 percent, and 50 percent, respectively, of the amount of their annual base salary in cash. Failure to reach 90 percent of the target amount will result in no payout while achieving 120 percent of the target amount will result in a doubling of the payout. The final awards are subject to discretionary adjustment downward or upward based upon the individuals performance considerations in amounts not to exceed 25 percent of the award. The performance review is based upon the attainment of individual goals and objectives established for the plan year. Three to five individual goals must be set and weighted for each participant. The Chief Executive Officer will establish individual goals for the other Named Executive Officers subject to review and ratification by the Committee. These individual goals have not yet been set. The Committee shall have the sole discretion to increase or decrease the annual incentive award made to the Chief Executive Officer. Finally, the Committee has the right, in its absolute discretion to reduce or eliminate the amount otherwise payable based upon individual performance or any other factors the Committee deems appropriate.

The foregoing descriptions of the Long term Incentive Plan, the Management Incentive Plan and the awards granted thereunder are qualified in their entirety by reference to these plans and awards which are hereby incorporated by reference and attached hereto as Exhibits 10.1 through 10.5.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1	Form of Phantom Share Award
10.2	Form of Restricted Stock Award
10.3 10.4 10.5	Fiscal 2008 Long Term Incentive Plan Fiscal 2008 Annual Management Incentive Plan Fiscal 2008 Annual Management Incentive Plan Performance Criteria

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED ELECTRICAL SERVICES, INC.

By: /s/Curt L. Warnock

_____________________________________

Curt L. Warnock

Senior Vice President and General Counsel

Date: November 16, 2007

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Phantom Share Award
10.2	Form of Restricted Stock Award
10.3 10.4 10.5	Fiscal 2008 Long Term Incentive Plan Fiscal 2008 Annual Management Incentive Plan Fiscal 2008 Annual Management Incentive Plan Performance Criteria